Exhibit (a)(12)

STOCKHOLDER Q&A

1.	What is a tender offer?

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A tender offer is generally an offer made directly to the stockholders of a target company to purchase some or all of the shares of the company subject to the satisfaction of certain conditions. Such an offer can be used to implement a negotiated transaction that the target company’s board of directors supports or to attempt to implement an unsolicited transaction without the prior support of the target company’s board. In this case, Cypress has commenced an unsolicited tender offer to acquire Ramtron.

2.	What does it mean that Cypress has commenced its tender offer?

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The commencement of a tender offer means that stockholders are provided with information and a means to sell (or “tender”) their shares to Cypress, subject to the satisfaction or waiver by Cypress of all of their offer conditions.

3.	What is Ramtron response to the tender offer?

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The Ramtron Board of Directors has carefully reviewed the unsolicited tender offer from Cypress in consultation with its legal and financial advisors, and unanimously concluded that the tender offer is inadequate, does not reflect the intrinsic value of Ramtron, and is not in the best interest of the Company and its stockholders. Therefore, the Board has recommended that stockholders reject the offer and not tender their shares into the offer.

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In addition, the Board has authorized the exploration of strategic alternatives including, but not limited to, the sale of the Company, a strategic alignment with one or more investors or joint venture counterparties, and other potential strategic transactions to recognize the long-term value of Ramtron, or for the Company to proceed with the its growth plans. Ultimately, the Board will determine the course of action that it believes to be in the best interests of Ramtron’s stockholders.

4.	I’ve received a notice from my broker about the July 19 deadline for the tender. What should I do?

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The Board has made a recommendation to Ramtron stockholders regarding the unsolicited tender offer from Cypress. In acting on such a deadline it is important that you review the basis for the Board’s recommendation. You can find the Board’s complete response in the Schedule 14D-9 filing, which you can access from the Investor Relations section of Ramtron’s web site.

5.	Can stockholders tender their shares anyway, even after the Board has recommended they don’t?

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Yes, but several of the conditions to the Cypress tender offer require the Ramtron Board to take actions to facilitate the offer. The Board has not taken such actions because the Board has determined that the offer is not in the best interests of Ramtron’s stockholders.

6.	What price does the Board think Ramtron is worth, what is intrinsic value of the company?

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In consultation with its legal and financial advisors, the Board has unanimously concluded that the offer from Cypress to acquire the Company for $2.68 per share does not reflect the intrinsic value of the Company, is inadequate, and is not in the best interest of the Company and its stockholders. The Board has authorized the exploration of strategic alternatives including, but not limited to, the sale of the Company, a strategic alignment with one or more investors or joint venture counterparties, and other potential strategic transactions to recognize the long-term value of Ramtron, or continuing with the Company’s growth plans. Ultimately, the Board will determine the course of action that it believes is in the best interests of Ramtron’s stockholders.

7.	Is Ramtron for sale?

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In response to the unsolicited proposal from Cypress, the Board has authorized the exploration of strategic alternatives including, but not limited to, the sale of the Company, a strategic alignment with one or more investors or joint venture counterparties, and other potential strategic transactions to recognize the long-term value of Ramtron, or continuing with the Company’s growth plans. Ultimately, the Board will determine the course of action that it believes is in the best interests of Ramtron’s stockholders.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the tender offer commenced by Cypress Semiconductor Corporation through its wholly-owned subsidiary, Rain Acquisition Corp., Ramtron is filing a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF RAMTRON ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov. Ramtron also will provide a copy of these materials without charge on its website at www.ramtron.com, or stockholders may call the company’s Information Agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834.